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                        MASTER INTERNATIONAL LICENSE AGREEMENT


     This is a Master International License Agreement ("Agreement") dated as of August 29, 1997, between TUMBLEWEED, LLC, a Kentucky limited liability company (the "LICENSOR") and TUMBLEWEED INTERNATIONAL LLC, a Kentucky limited liability company (the "LICENSEE").

                                       RECITALS

     A. LICENSOR is engaged in the restaurant and restaurant franchising business and is the owner of the TUMBLEWEED-Registered Trademark- System which is the LICENSOR's total business system, as it now exists or may be changed by the LICENSOR, that LICENSOR has developed or LICENSOR may develop for the operation of Tumbleweed Restaurants and includes: (a) the Trade names "Southwest Mesquite Grill & Bar" and "Tumbleweed Mexican Food & Mesquite Grill"; (b) the LICENSOR's confidential operations manual; (c) a sales reporting system; (d) certain menus, products and secret recipes; (e) the Tumbleweed Marks (as defined below); (f) LICENSOR's trade secrets and know-how for the operation of Tumbleweed Restaurants; (g) a distinctive exterior sign design and arrangement; and (h) a standardized, uniform restaurant service, identified with the word "Tumbleweed" providing distinctive Mexican, Tex-Mex and American Southwest-style food, mesquite-flavored food and other foods, using certain standards, specifications, methods, techniques, procedures, and management systems, all in accordance with fair and ethical policies and practices, high standards of efficiency, courtesy, and cleanliness, and of a distinctive nature and high quality (collectively, the "TUMBLEWEED SYSTEM").

     B. The TUMBLEWEED SYSTEM is identified by the trade name Tumbleweed, and the marks Tumbleweed and Tumbleweed Mexican Food, both of which are used together with a distinctive circular design that features either a depiction of (1) a cactus plant, sun and mountain range, or (2) saloon with a desert/sun background design, and other distinctive service marks and trademarks that LICENSOR may own and that LICENSOR may identify in writing as a Tumbleweed mark for use only as LICENSOR may prescribe, in a full service and food court Tumbleweed Restaurants (collectively, the "TUMBLEWEED MARKS")

     C. LICENSOR desires to promote, primarily through the grant of sublicenses or franchises, the use of the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS in international restaurants and retail trade and operations (exclusive of the Western Hemisphere) and has the right to use the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS in said restaurant and retail trade and operation. For
purposes of this Agreement:   (i) "Western Hemisphere" is defined to mean the
half of the earth that includes all of North and South America, the surrounding waters, and all neighboring islands, and (ii) "International Territory" is defined to mean the earth, excluding the Western Hemisphere.

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     D.   LICENSEE has or will develop the expertise and structure necessary to promote, develop and support the sublicensing/franchising of the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS in the international markets (exclusive of the Western Hemisphere); and

     E. LICENSOR is willing to grant an exclusive license to LICENSEE to use the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS under the terms and conditions provided herein.

     THE PARTIES AGREE AS FOLLOWS:

     1.   EXCLUSIVE RIGHTS.

          (a) LICENSOR hereby grants LICENSEE the exclusive right and license to use the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS in the International Territory, in connection with restaurant and bar/lounge services and in connection with the retail or wholesale sale of food products (including alcoholic and nonalcoholic beverages) and for any other lawful purpose. This grant specifically includes the right to grant sublicenses or franchises for the use of the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS within the licensed area and LICENSOR acknowledges that LICENSEE intends to enter into such sublicenses or franchises. This grant is exclusive to LICENSEE, and LICENSOR shall not, during the term of this Agreement, in the International Territory (i) use or license, or attempt to use or license, the TUMBLEWEED MARKS, directly or indirectly, (ii) hold interests in a full service or food court restaurant (as opposed to delivery service) that offers as its primary food-products Mexican, Tex-Mex, American Southwest-style or mesquite-flavored food restaurant business, or (iii) hold interests in a business or enterprise that as its primary food-product manufactures or sells Mexican, Tex-Mex, American Southwest-style or mesquite-flavored food products at retail.

          (b) LICENSEE shall have the exclusive right to utilize, develop, sublicense or franchise the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS by itself or with any person, firm, or entity in all or any part of the International Territory on terms negotiated by LICENSEE.

          (c) LICENSEE agrees and acknowledges that LICENSOR is the sole owner of the TUMBLEWEED MARKS for the uses intended by LICENSEE as set forth in this Agreement and for all other uses, and that this Agreement shall not create in LICENSEE, nor shall this Agreement be construed as assigning to LICENSEE, any ownership interest or legal title in or to any of the TUMBLEWEED MARKS. All goodwill associated with the TUMBLEWEED MARKS arising from LICENSEE'S use of the TUMBLEWEED MARKS shall inure solely to the benefit of LICENSOR and not to that of LICENSEE. LICENSEE shall not take any action that would have the effect of contesting or challenging the validity of LICENSOR'S ownership of, or legal title in or to, any of the TUMBLEWEED MARKS or any registration of the TUMBLEWEED MARKS.

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          (d)  Notwithstanding anything in this Agreement to the contrary,
LICENSEE shall not sell any of the Tumbleweed Products through delivery services substantially similar to the Tumbleweed Delivery Business. Each of the capitalized terms in this Section 1(d) shall have the meanings given to them in the License and Distribution Agreement between LICENSOR and TM Riders, LLC f/k/a Tex-Mex to You, LLC ("TM Riders, LLC").

     2.   DISCLOSURE AND USE OF TRADE SECRETS.

          (a) LICENSOR will disclose to LICENSEE its TUMBLEWEED SYSTEM upon execution of this Agreement and from time to time as modifications are made to existing TUMBLEWEED SYSTEM as new information is developed or obtained. LICENSEE shall have the exclusive right and license during the term of this Agreement to use LICENSOR'S TUMBLEWEED SYSTEM for the purpose of utilizing, developing, promoting, sublicensing or franchising the license rights covered by this Agreement.

          (b) LICENSEE agrees that all disclosures and communications of TUMBLEWEED SYSTEM made by LICENSOR to LICENSEE, and not available to the general public or otherwise available to LICENSEE through means not involving a breach of obligations of confidentiality, shall be kept confidential and LICENSEE shall not disclose any information to any persons or entities, except as provided below.

          (c) Notwithstanding any provision or inference to the contrary, LICENSEE may disclose and communicate the TUMBLEWEED SYSTEM to its employees and sublicensees or franchisees, their respective legal and financial advisors, employees, agents, representatives and banks, but only to such extent as shall be necessary to the proper operation of LICENSEE'S business, or the business of such sublicensees and franchisees related thereto. LICENSEE agrees to cause each such persons or entities to undertake to keep the TUMBLEWEED SYSTEM confidential.

     3. TERM OF LICENSE. This Agreement shall exist for a term of twenty-five (25) years, and thereafter shall be renewable for successive five
(5) year terms at the option of LICENSEE by giving LICENSOR written notice of such intent on the part of LICENSEE on or before six (6) months prior to the expiration of the then current term; provided, however, if LICENSEE elects to extend the term of this Agreement beyond the initial term hereof, the territory to be included in this Agreement subsequent to the initial term shall only be (1) those countries which LICENSOR then approves in writing, and (2) those countries which LICENSEE has utilized, or licensed or franchised, rights to the TUMBLEWEED SYSTEM or TUMBLEWEED MARKS prior to the expiration of the initial term hereof.

     4.   LICENSE FEE.

          (a) LICENSEE will pay to LICENSOR a license fee for the exclusive license rights granted hereunder equal to the greater of (i) One Hundred Dollars ($100.00) per year, or (ii) an amount equal to 15% of any initial license or territory fee and continuing royalty fee received by LICENSEE in connection with the sublicense or franchise of license rights to utilize

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the TUMBLEWEED SYSTEM or TUMBLEWEED MARKS;  provided, that any sublicense or franchise granted by LICENSEE shall provide for a minimum initial license or territory fee of Twenty-Five Thousand Dollars ($25,000.00) times the number of Tumbleweed Restaurants to be initially developed in the sublicense or franchise territory (as determined by LICENSEE) and for a minimum continuing royalty of three percent (3%) of gross receipts by the sublicensee or franchisee from the sale of licensed or franchised services or products (subject to deductions normally permitted by LICENSOR to be excluded by its franchisees in the calculation of gross receipts subject to continuing royalty). Any other fees or payments of whatsoever kind or character charged or collected by LICENSEE on account of license rights granted hereunder shall be for the exclusive account of LICENSEE and LICENSOR shall not share or participate in such fees or payments, provided, however, if any restaurant opening or franchise fee or similar fee charged by LICENSEE exceeds Fifty Thousand Dollars ($50,000.00) per restaurant (excluding LICENSOR'S share of the profits if it owns an interest in the restaurant), the excess shall, for purposes of this Agreement only, be deemed to be initial license fees. Any brokerage (excluding real estate or similar brokerage fees) fees paid by LICENSEE to an unrelated third party in connection with a transaction that results in the payment of an initial license or territory fee to LICENSEE shall be offset against the amount of the license or territory fee for purposes of determining LICENSOR'S share of such fee pursuant to this Section 4(a).

          (b) The fee payable to LICENSOR with respect to initial license or territory fees received by LICENSEE shall be paid to LICENSOR within thirty
(30) days of receipt of such initial license, territory or similar fee by LICENSEE. The fee in respect of continuing royalty fees received by LICENSEE shall be paid no later than thirty (30) days after receipt of the continuing royalty fee by LICENSEE, or, in respect of any direct use of license rights by LICENSEE, no later than thirty (30) days after the close of each fiscal quarter of LICENSEE during the term hereof in respect of sales of licensed services or products for that fiscal quarter (computed in the same manner and at the same rate as if LICENSEE were a sublicensee of the LICENSEE). All payments of fees hereunder shall be accompanied by a written statement showing the amount of sales and license fee received or accrued during the period in respect of which such fee is paid. Each such statement shall be certified as correct and accurate by LICENSEE. Within thirty (30) days after the close of each fiscal year of LICENSEE, LICENSEE shall send a written statement showing the total of gross receipts subject to continuing royalty and the sales of licensed products during that fiscal year and the amount of the license fees received during such year.

          (c) LICENSOR shall have the right, upon reasonable notice, to audit the books and records of LICENSEE to determine license fees and royalties received by LICENSEE, provided LICENSOR may not exercise such audit right more frequently than twice during any twelve (12) month period.

          (d) In the event that governmental laws or regulations in a particular country prevent or restrict LICENSEE from collecting from a sublicensee or franchisee or repatriating from a particular country initial license, franchise, territory or royalty fees as contemplated herein, then LICENSOR and LICENSEE will negotiate in good faith a satisfactory alternate fee arrangement hereunder prior to completion of the sublicense or franchise in such country.

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          (e)  If LICENSEE pays LICENSOR pursuant to Section 4(a) of this
Agreement an aggregate of $300,000.00 or more in license fees during any 12 month period commencing as of the date of this Agreement, or any 12 month period commencing as of an anniversary date of this Agreement (in each case, a "Contract Year"), then the 15% license fee percentage set forth in Section 4(a) shall be reduced by 2% per year for the next five succeeding Contract Years (i.e., a reduction of the license fee from 15% to 5% over the next five succeeding Contract Years); provided, however, that the minimum license fee payable by LICENSEE to LICENSOR during any Contract Year commencing after the Contract Year triggering the license fee percentage reduction pursuant to this Section 4(e) shall be $300,000.00.

          (f) Notwithstanding anything in this Section 4 to the contrary, if LICENSEE has converted any existing restaurants of LICENSEE to Tumbleweed Restaurants, then LICENSEE shall be entitled to a credit against any fees due pursuant to this Section 4 until LICENSEE has fully recovered the agreed-upon
cost of conversion.   LICENSEE shall be entitled to a credit with respect to
the conversion of a particular restaurant equal to the actual cost of such conversion, upon providing LICENSOR with satisfactory documentation of such expenditures. Notwithstanding the previous sentence, the credit with respect to the conversion of a restaurant shall not exceed $60,000.00, unless LICENSEE obtains advance approval from LICENSOR of any expenditures in excess of such amount, which approval shall not be unreasonably withheld.

     5.   DEVELOPMENT SCHEDULE.

          (a) LICENSEE shall construct and open, or convert from another restaurant concept, or cause to be constructed and opened, or converted from another concept, whether through sublicensees, franchisees or otherwise, a minimum of four (4)Tumbleweed Restaurants per Contract Year starting with the Contract Year commencing during calendar year 1998.

          (b) In the event that during any Contract Year LICENSEE or its sublicensees or franchisees construct and open or convert from another concept more than four (4) Tumbleweed Restaurants, then LICENSEE'S development obligation for subsequent Contract Years (starting with the very next Contract Year) shall be reduced by such number.

          (c) In the event LICENSEE defaults in the performance of its development obligations set forth in this Section 5 during any Contract Year, and LICENSEE or a sublicensee or franchisee of LICENSEE does not, within six
(6) months following the end of such Contract Year have open or under construction, or in the process of conversion from another restaurant concept, such number of Tumbleweed Restaurants as would, if opened, satisfy LICENSEE'S development obligations for the then-Contract Year and all preceding Contract Years on a cumulative basis, then LICENSOR, as its sole and exclusive remedy, may terminate this Agreement as a result of such default unless LICENSEE notifies LICENSOR that it desires to continue this Agreement and agrees to pay, and thereafter does pay LICENSOR as liquidated damages, and as LICENSOR'S sole and exclusive remedy for such default, an amount equal to the license fee from continuing royalties LICENSOR would have received had LICENSEE satisfied its development obligations hereunder, and in such event this Agreement shall not be

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terminated as a result of such default.  For purposes of this Section 5, the license fee from continuing royalties will be payable as if (i) the license fee charged was 15 percent (15%); (ii) the restaurant or restaurants had opened on the last day of the six (6) month period referred to above; and
(iii) the weekly gross revenues of each restaurant were equal to 1/52nd of the trailing 12 month per store average for all Tumbleweed Restaurants opened pursuant to this Agreement which as of the date of computation have been opened for at least 12 months; provided, however, that if there are less than six Tumbleweed Restaurants opened pursuant to this Agreement as of the date of computation, then all Tumbleweed Restaurants, including those located in the Western Hemisphere, shall be used in making the computation.

          (d) In the event LICENSEE does not elect to pay, or having elected to pay, LICENSEE fails to pay, the liquidated damages as set forth in Section 5(c) to continue this Agreement and LICENSOR terminates this Agreement, this Agreement shall, in any event, continue in full force and effect in respect of (i) any territory sublicensed or franchised by LICENSEE provided such sublicensee or franchisee is not then in default of its development obligation and (ii) a territory defined as a six (6) mile radius of any Tumbleweed Restaurant then opened or under construction or conversion by LICENSEE or any sublicensee or franchisee of LICENSEE in any other territory.

     6. TRADEMARK REGISTRATION. In any country where the TUMBLEWEED MARKS are not registered (or the registration may be subject to expiration or cancellation) and LICENSEE has a definitive agreement to exploit the license rights in such country, or in good faith believes it will have such agreement within 12 months, LICENSEE may request LICENSOR to make necessary application to register the TUMBLEWEED MARKS in such country. LICENSEE shall bear costs of such registration or continuation for all marks for any particular country. LICENSOR, at LICENSEE's expense, shall make such filings and take such other actions reasonably necessary to keep effective and continue any existing international trademark or service mark registration of the TUMBLEWEED MARKS.

     7. DEFENSE OF MARK AND INFRINGEMENTS. LICENSEE shall notify LICENSOR promptly of any written allegation or claim that the use by LICENSEE or LICENSOR of any TUMBLEWEED SYSTEM OR TUMBLEWEED MARKS infringes upon the rights of any other person or entity. Except as provided in this Section 7, LICENSOR shall have absolute control of any claim or litigation involving allegations of infringement of any trademark, service mark, trade name or copyright by third parties. If LICENSEE learns of any use by any third party of a trade name or trademark or service mark or copyright the same as or confusingly similar to any TUMBLEWEED MARK, LICENSEE shall promptly notify LICENSOR, and, if requested by LICENSOR, shall join with LICENSOR, at LICENSOR'S expense, in such action as LICENSOR, in its sole discretion, may deem advisable for the protection of LICENSEE'S rights. Except as provided in this Section 7, LICENSEE shall not take any action with respect to any TUMBLEWEED MARK which is substantially adversarial in nature and not otherwise explicitly permitted under this Agreement without the LICENSOR'S express prior written approval, provided, if after notice from LICENSEE, LICENSOR does not promptly commence a defense of the TUMBLEWEED MARKS or an action to contest any confusingly similar use then LICENSEE may commence such action as its legal advisors indicate is necessary or desirable to

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protect the license rights acquired by LICENSEE hereunder. LICENSOR shall defend the TUMBLEWEED MARKS and agrees to pay for the cost of defending the TUMBLEWEED MARKS; provided, however, that LICENSOR'S obligation to pay such cost in any Contract Year shall be limited to an amount equal to the aggregate licensee fees received by LICENSOR from LICENSEE during the Contract Year from Tumbleweed Restaurants located in the country in which
such controversy arose.   If LICENSOR has reached its required limit with
respect to defending the TUMBLEWEED MARKS in a given country as contemplated in the preceding sentence, then LICENSOR shall have the option of withdrawing from the defense of such action, unless LICENSEE agrees to pay for the cost of continuing the defense of the TUMBLEWEED MARKS in such country during such Contract Year.

     8. SUPERVISION AND QUALITY CONTROL. LICENSEE and its sublicensees and franchisees shall provide services and produce and distribute products pursuant to the license rights granted hereunder of high quality in accordance with all applicable laws and regulations. The exploitation by LICENSEE of the TUMBLEWEED SYSTEM and TUMBLEWEED MARKS shall be of a high standard that shall not reflect in any material adverse manner upon the good name of LICENSOR or the TUMBLEWEED SYSTEM or TUMBLEWEED MARKS. The quality of any products bearing the TUMBLEWEED MARKS shall be subject to approval by LICENSOR prior to distribution or sale. LICENSOR shall not withhold such approval unless LICENSOR determines in good faith that the sale of such product would have a material adverse effect on the TUMBLEWEED SYSTEM or TUMBLEWEED MARKS or the operation of Tumbleweed Restaurants by LICENSOR or its franchisees in the Western Hemisphere. Any product sample submitted to LICENSOR by LICENSEE shall be deemed approved unless disapproved by LICENSOR in writing specifying the reason for such disapproval within twenty-one (21) days following receipt thereof. Any substantial changes in any product previously approved by LICENSOR shall be submitted to LICENSOR for its approval in accordance with this Section 8.

     9. IMPROVEMENTS BY LICENSEE. If LICENSEE or any of its sublicensees or franchisees or the employees, agents or independent contractors of any of them make, develop or invent improvements to the TUMBLEWEED SYSTEM and/or products or services sold pursuant to this Agreement, LICENSEE shall grant to LICENSOR and shall use its reasonable best efforts to cause its sublicensees, franchisees, employees, agents or independent contractors to grant to LICENSOR a limited, non-exclusive, royalty-free license in the Western Hemisphere to use such improvements in its or any of its subsidiary, parent or affiliate's restaurant and restaurant franchising businesses.

     10. ADDITIONAL AGREEMENTS OF LICENSOR. LICENSOR agrees that, at all times during the term of this Agreement, it shall upon request of LICENSEE:

          (a) provide to LICENSEE a copy of any of its architectural plans and specifications for the prototype Tumbleweed Restaurant and will provide to LICENSEE upon request any materially updated or changed plans and specifications for the prototype Tumbleweed Restaurant, in each case free of cost to LICENSEE;

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          (b)  furnish LICENSEE with a copy of its operations and training manuals and recipes and all updates and revisions thereto and furnish to LICENSEE a set of such manuals concurrently with the opening of each Tumbleweed Restaurant by any sublicensee or franchisee of LICENSEE, free of cost to LICENSEE;

          (c) permit LICENSEE and its sublicensees or franchisees, at LICENSEE'S cost, to utilize LICENSOR'S in-store management training programs in the United States, free of any fees charged by LICENSOR for training, but otherwise at LICENSEE'S expense;

          (d) furnish LICENSEE with menus and marketing materials as requested by LICENSEE upon payment of the cost thereof plus twenty percent (20%);

          (e) furnish LICENSEE with all training materials at LICENSOR's reproduction cost;

          (f) provide, in the International Territory, at LICENSEE'S reasonable request and at LICENSEE'S cost (including direct expenses of salary, fringe benefits and travel), LICENSOR's training personnel;

          (g) provide support services to LICENSEE, and at such cost to LICENSOR and/or LICENSEE, as may be mutually agreed upon from time to time; and

          (h) use reasonable best efforts to cause all product suppliers to LICENSEE to include labeling information provided by LICENSEE, to the extent that such supplies are obtained through LICENSOR or through a contract negotiated by LICENSOR.

     11. ADDITIONAL AGREEMENTS OF LICENSEE. LICENSEE agrees that, at all times during the term of this Agreement, it shall:

          (a) insure that all food or other products served or sold by LICENSEE hereunder or pursuant to sublicensees or franchisees granted by LICENSEE is of high quality and substantially conforms to the ingredients, portions, presentation, method of service, quality, coloring, flavoring, formula, packaging and other characteristics specified by LICENSOR, subject to such changes as may be reasonably be made by LICENSEE or its sublicensee or franchisee to satisfy local demographics, cultural or market conditions;

          (b) maintain or cause to be maintained, in each Tumbleweed Restaurant operated by it or pursuant to sublicense or franchise from LICENSEE, the equipment and all of the property located in such restaurant in a first-class condition and repair and shall keep the same clean, neat, well lit and sanitary, all in substantial compliance with written standards prescribed from time to time by LICENSOR. LICENSEE agrees to promptly effect all maintenance, repairs and replacements needed in connection with maintaining each Tumbleweed Restaurant in a good condition and appearance;

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          (c)  substantially comply with all applicable laws, ordinances, regulations, rules and other requirements of all applicable governmental authorities in connection with licensed activities of LICENSEE or its sublicensees or franchisees;

          (d) permit LICENSOR at any and all reasonable times without prior notification to enter and inspect each restaurant or other place of business operated by LICENSEE or any sublicensee or franchisee of LICENSEE utilizing the TUMBLEWEED SYSTEM or TUMBLEWEED MARKS and to (i) test and evaluate any and all equipment, food products, food ingredients, beverages and supplies and other products, if any, located therein and (ii) evaluate, interview and meet with any and all employees and agents of LICENSEE or any such sublicensee or franchisee, in order to assure itself that the provisions of this Agreement are being observed and complied with. If LICENSOR finds that any food, ingredients, supplies or other products do not substantially meet current standards of LICENSOR after giving effect to reasonable local demographic, cultural or market conditions, same shall immediately be removed, even if such removal results in the disposal of products held in its inventory; and

          (e) exploit the license rights granted hereunder in good faith in a manner reasonably determined to promote the maximum license fee payments to LICENSOR, consistent with sound business and financial considerations of LICENSEE. LICENSEE agrees to take such measures as are commercially prudent to insure that any sublicensee or franchisee of it make timely payments of license and franchise fees due LICENSEE.

     12.  TERMINATION.

          (a) This Agreement shall be subject to termination by either party upon a material default by the other party in the performance of any material term, condition or covenant of this Agreement, and failure to remedy such default within thirty (30) days after notice or demand by the other party.
If the default cannot reasonably be remedied within said thirty (30) day period, this Agreement shall not be subject to termination as long as the defaulting party is diligently and in good faith remedying the default.

          (b) This Agreement may be terminated by LICENSOR, if after notice by LICENSOR to LICENSEE, LICENSEE fails to remedy such default within thirty
(30) days after notice, if (i) any person or entity makes any transfer of this Agreement or an equity interest in LICENSEE not permitted by Section 15, or (ii) LICENSEE, its equity owners, or members of their immediate families violate the restrictions of Section 14.

          (c) This Agreement may be terminated by LICENSOR, effective upon delivery of notice of termination to LICENSEE, if LICENSEE shall (1) have an order of relief entered in any proceeding filed by it as the debtor under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time); (2) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities; (3) make a general assignment for the benefit of creditors; (4) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it as the debtor, in bankruptcy under the federal or similar international bankruptcy or insolvency laws (as in effect on the date

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of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; (5) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part (if greater than $50,000 in value) of its assets; (6) if a petition shall have been filed against LICENSEE in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of LICENSEE'S assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof; or (7) if LICENSEE becomes insolvent in the sense that LICENSEE is unable to pay its bill as they become due.

     13. ARBITRATION AND RELATED MATTERS. All disputes and differences which may arise out of or in connection with this Agreement will be settled as far as possible by means of negotiations between the parties hereto. All such dispute and differences which are not settled by common accord are to be resolved only by submission to ad hoc arbitration held in Louisville, Kentucky (or in such other place as may be agreed upon by the parties hereto) in conformity with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") or any successor thereto and with the following provisions:

          (a) The arbitration tribunal shall consist of three impartial arbitrators fluent in the English language appointed as follows: each party shall appoint one arbitrator as provided below, and these two arbitrators shall appoint one additional arbitrator who shall select the chairman of the arbitration tribunal. Should the two arbitrators appointed by the parties not agree upon the persons of the one additional arbitrator within thirty
(30) days from their nomination, the additional arbitrator shall be appointed by the Court of Arbitration in accordance with the aforesaid Arbitration Rules;

          (b) The party desiring to submit a dispute to arbitration shall notify this fact to the other party, mentioning the name and address of the arbitrator appointed by it and other matters required by the ICC's Arbitration Rules. The party who receives such notification is obligated to appoint an arbitrator within fifteen (15) days from receipt of the aforesaid notification; otherwise, such arbitrator will be appointed on request of the claimant party by the Court of Arbitration;

          (c) In the event of arbitration, the parties retain the right to cross-examine an opposing party's witnesses, either through legal counsel, expert witnesses or both. The proceedings of said arbitration shall be conducted in English;

          (d) The procedural and substantive law which shall govern the arbitration is the law of the State of Delaware, exclusive of that forum's law of conflict of laws.

          (e) The decision of the arbitrators shall be final and binding upon the parties and non-appealable, absent fraud in the arbitration. The arbitrators' award shall state the reasons for their decision and determine how the costs of the arbitration are to be divided among the parties; and

          (f) The parties hereto submit to the jurisdiction of any forum for purposes of enforcement of the arbitration award, which shall be enforceable in any court of competent jurisdiction.

     14.  EXCLUSIVE RELATIONSHIP.

          (a) LICENSEE acknowledges and agrees that LICENSOR would be unable to protect the TUMBLEWEED SYSTEM against unauthorized use or disclosure and would be unable to encourage free exchange of ideas and information among Tumbleweed Restaurants if developers, franchisees and their equity owners (and members of their immediate families) were permitted to engage in, hold interests in or perform services for a business or enterprise other than a Tumbleweed Restaurant, that (i) offers as its primary food-products Mexican, Tex-Mex, American Southwest-style food or mesquite-flavored food for consumer consumption through on-premises or carry-out dining, delivery service, catering service or other distribution channel, or (ii) grants or has granted franchises or licenses or establishes or has established joint ventures, for the development and/or operation of an enterprise or business described in the foregoing clause (i) (collectively, a "Competitive Business"). LICENSEE further acknowledges and agrees that the restrictions contained in this
Section 14 will not hinder its activities or the activities of its equity
owners under this Agreement or in general.   Except as provided below,
LICENSOR has entered into this Agreement with LICENSEE on the express condition that, with respect to the development and operation of businesses that offer as their primary food-products Mexican, Tex-Mex, American-Southwest style food or mesquite-flavored food for consumer consumption through on-premises and carry-out dining, delivery service, catering service or other distribution channel or a business that grants or has granted franchises or licenses or establishes or has established joint ventures for the development or operation of such businesses, LICENSEE and its equity owners and members of their respective immediate families will deal exclusively with LICENSOR. Except for holding a passive equity interest in an entity whose sole activity consists of owning or operating Texas Roadhouse restaurants, LICENSEE agrees that, during the term of this Agreement, neither LICENSEE, Terrance A. Smith ("Terry Smith"), any equity owner of LICENSEE who participates in the day-to-day active executive management of LICENSEE, nor any member of the immediate family of Terry Smith or of an equity owner of LICENSEE who participates in the day-to-day active executive management of LICENSEE (collectively, the "LICENSEE Affiliates"), shall, directly or indirectly:

               (1) own, manage, operate or control, directly or indirectly, any Competitive Business, except that LICENSEE Affiliates may hold an interest as a legal or beneficial owner in a Competitive Business so long as such LICENSEE Affiliate does not violate the restrictions of paragraph 14(a)(2) with respect to such Competitive Business;

               (2) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business, except that a LICENSEE Affiliate may perform services for a Competitive Business if such services, in the aggregate, do not require more than 30% of such LICENSEE Affiliate's business time and attention (assuming a 40 hour business workweek) and do not otherwise interfere with the performance of LICENSEE'S obligations under this Agreement; or

               (3) employ or seek to employ any person who is employed by LICENSOR its affiliates or by any other developer or franchisee of Tumbleweed Restaurants, nor induce nor attempt to induce any such person to leave said employment without prior written consent of such person's employer.

          (b) The restrictions of this Section 14 shall not be construed to prohibit LICENSEE, any equity owner of LICENSEE, or any member of the immediate family of an equity owners of LICENSEE, from having a direct or indirect ownership interest in any Tumbleweed Restaurant, development agreement or franchise agreement for the development or operation of any Tumbleweed Restaurant, or from providing services to any such Tumbleweed Restaurant pursuant to other agreements with LICENSOR, or from owning any direct or indirect ownership interest in TM Riders, LLC.

          (c) The restrictions in this Section 14 shall not be construed to prohibit or restrict (i) any party to a development, license or franchise agreement with Chi-Chi's International Operations, Inc., where such agreement is in existence as of the date of this Agreement, from continuing to operate as a developer or franchisee under the terms of such agreement, unless such party has converted all of his restaurants to Tumbleweed Restaurants, or (ii) LICENSEE and its employees from continuing to manage, advise and perform services for any Chi-Chi's Restaurant falling within the scope of clause (i) of this Section 14(c) (and LICENSOR shall not be entitled to any portion or share of the fees, royalties and other payments with respect to such
Chi-Chi's Restaurants).   The restrictions in this Section 14 shall also not
be construed to prohibit or restrict Terry Smith's ownership of an equity interest in an entity that has the right to own, operate or develop Chi-Chi's restaurants in the United Kingdom, so long as the activities are pursuant to the terms of an agreement between the entity and Chi-Chi's (UK) Ltd.
existing as of the date of this Agreement.

     15.  TRANSFER.

          (a) LICENSOR shall have a first right of refusal and option to purchase ("first right and option") in accordance with the provisions of this
Section 15 in the event that (i) LICENSEE intends to sell, assign or otherwise transfer or dispose of any of its rights and interest under this Agreement, (ii) LICENSEE intends to issue any equity interests or rights to acquire equity interests of LICENSEE, or (iii) any equity holder of LICENSEE intends to sell, pledge, transfer, assign or in any other way whatsoever encumber or dispose of any equity interests or rights to acquire equity interests of LICENSEE. Any transaction described in this Section 15 is hereinafter referred to as a "Transfer" or collectively referred to as "Transfers", as the context may require; provided, however, that the provisions of this Section 15 shall not apply to (1) an assignment of capital stock as collateral to commercial or institutional lender for the purpose of securing financing to develop or exploit the rights granted hereunder, but shall be applicable with respect to any transfer by such commercial or institutional lender, (2) an assignment of an equity interest to any company controlled by Terry Smith, but shall be applicable with respect to any transfer by any company controlled by Terry Smith, (3) a sublicense and franchise of rights hereunder otherwise made or in accordance with the terms hereof. It is expressly understood and agreed that LICENSOR'S first right and option as provided for herein shall be applicable with respect to each and every successive transfer and, except with respect to a specific intended transfer as to which LICENSOR fails to exercise such first right and option, shall not be deemed waived by LICENSOR'S failure to exercise, (4) the sale of any ownership interests in LICENSEE to any of the persons listed on Exhibit A attached hereto (which may be amended by mutual agreement of LICENSOR and LICENSEE, which agreement shall not be unreasonably withheld), or (5) the sale of not more than 49% of the ownership interests in LICENSEE, so long as Terry Smith and/or those persons listed on Exhibit A continue to own at least 51% of the ownership interests in LICENSEE in the aggregate and no ownership interests are held by persons who own, operate or control a Competitive Business.

          (b) LICENSEE shall give, or shall cause to be given to LICENSOR not less than fourteen (14) days' prior written notice of any intended Transfer. The notice of intended Transfer shall set forth the name of the proposed transferee and a detailed statement of the material terms and conditions of such intended transfer. LICENSOR shall have the first right and option to purchase the interest proposed to be transferred on the terms and conditions of such intended Transfer as so stated. If LICENSOR shall elect to exercise its first right and option, it shall notify LICENSEE within ten (10) days following LICENSOR's actual receipt of the notice of intended Transfer and shall complete the purchase of the interest intended to be transferred upon the terms outlined in the notice of intended Transfer within forty-five (45) days of receipt of such notice.

          (c) In the event that all or any portion of the consideration offered by the intended transferee shall be in equity or debt securities of any other entity, LICENSOR shall have the right either (1) to agree to pay cash in any amount equivalent to the market value of the securities of such entity or (2) to agree to tender equity or debt securities of LICENSOR or LICENSOR's parent having a market value equivalent to the market value of the securities of such entity, as agreed to in good faith by LICENSOR and LICENSEE, or determined by binding arbitration if agreement cannot be reached, in either of which cases LICENSOR shall be deemed to have matched such offer.

          (d) If LICENSOR fails to exercise its first right and option in accordance with this Section 15, the intended transfer may be consummated on substantially the terms and conditions specified in the notice of intended Transfer; provided, however, the intended transfer shall not be consummated unless the intended transferee executes a written consent to be bound by the provisions of this Section 15 as to future Transfers, which consent LICENSEE shall deliver, or shall cause to be delivered, to LICENSOR prior to consummation of the intended Transfer.

          (e) If Terry Smith should cease to serve full-time as President/CEO of LICENSEE, then LICENSEE shall replace Terry Smith in those positions with an individual or individuals approved by LICENSOR, which approval shall not be unreasonably withheld.

     16.  MISCELLANEOUS PROVISIONS.

          (a) LICENSOR and LICENSEE agree that LICENSEE is and shall remain an independent contractor with respect to LICENSOR, and this Agreement does not in any way create the relationship of joint venture, partnership or principal and agent between LICENSOR and LICENSEE. LICENSEE shall not act or represent itself, directly or by implication, as agent for LICENSOR or in any manner assume or create or attempt to assume or create any obligation on behalf of or in the name of LICENSOR.

          (b) All payments of territory fees or initial license fees to be made hereunder are due to LICENSOR in U.S. dollar currency. LICENSOR must cooperate in and shall be responsible for any approvals needed for the exchange transaction. All other payments to be made hereunder shall be made in the currency where the Tumbleweed Restaurant in respect to which such fee is generated. Payments shall be made by air mail addressed to LICENSOR, by wire transfer to LICENSOR'S account or as otherwise reasonably directed by LICENSOR.

          (c) This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, and there exists no representations, inducements, promises or agreements, oral or otherwise, between the parties not contained herein. No amendment or modification of this Agreement shall be made except by a written instrument duly executed by LICENSOR and LICENSEE.

          (d) No failure by either party to exercise any right given to it hereunder, or to insist upon strict compliance by the other party with any obligation, agreement or undertaking hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of a party's rights to demand full and exact compliance by the other party with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair the party's rights with respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of either party to exercise any rights arising from such default affect or impair such party's rights as to such default or any subsequent default.

          (e) If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any statute, rule of law, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision hereof shall be deemed dependent upon any other covenant or provision. This Agreement shall be construed to give each term hereof the fullest possible legal effect.

          (f) If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law then in force.

          (g) All notices and other communications hereunder shall be in writing and, except as otherwise provided herein, stall be deemed given when personally delivered or when sent by registered or certified mail, or internationally recognized overnight carrier, return receipt requested, postage prepaid, addressed as follows (or to such other person cr at such other address as to which any party hereof shall have given the other written notice):

                         If to LICENSOR:

                         Tumbleweed, LLC
                         1900 Mellwood Ave.
                         Louisville, Kentucky 40206
                         Attn: Manager
                         Fax: (502) 893-6676

                         with a copy to:

                         David M. Roth
                         Roth Foley Bryant & Cooper
                         1230 Liberty Bank Lane
                         Suite 200
                         Louisville, Kentucky 40222-5763
                         Fax: (502) 425-1295


                         If to LICENSEE:

                         Tumbleweed International, LLC
                         Steenweg op Brussel 541
                         Box 2
                         3090 Overijse
                         Fax: 011-322-6570247
                         Attn: Terrance A. Smith

                         with a copy to:

                         Michael M. Fleishman
                         Greenbaum Doll & McDonald PLLC
                         3300 National City Tower
                         Louisville, Kentucky 40202
                         Fax: (502) 587-3695

          (h) The captions and headings used in the sections and subsections hereunder are used for convenience of reference only, and shall be ignored in interpreting, defining or construing the provisions of this Agreement.

          (i) LICENSEE AND ITS EQUITY OWNERS AGREE THAT ALL JUDICIAL ACTIONS BROUGHT BY LICENSOR AGAINST LICENSEE OR ITS EQUITY OWNERS OR BY LICENSEE OR ITS EQUITY OWNERS AGAINST LICENSOR OR ITS SUBSIDIARIES, AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, MANAGERS, AGENTS OR EMPLOYEES MUST BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN JEFFERSON COUNTY, KENTUCKY OR FEDERAL DISTRICT COURT FOR THE WESTERN DISTRICT OF KENTUCKY AND LICENSEE (AND EACH OWNER) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTION LICENSEE, OR EQUITY OWNER MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS. NOTWITHSTANDING THE FOREGOING, LICENSOR MAY BRING AN ACTION TO OBTAIN A RESTRAINING ORDER OR TEMPORARY OR PRELIMINARY INJUNCTION, OR ENFORCE AN ARBITRATION AWARD, IN ANY FEDERAL OR STATE COURT OF GENERAL JURISDICTION IN THE STATE OR JURISDICTION IN WHICH LICENSEE RESIDES OR IN WHICH THE DEVELOPMENT AREA IS LOCATED.

          (j) LICENSOR AND LICENSEE IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM.

          (k) This Agreement and all the terms hereof shall be binding upon, and shall inure to the benefit of, LICENSEE, LICENSOR and their respective successors and permitted assigns.

          (l) For the purposes of this Agreement "Force Majeure" shall mean any event constituting an "Act of God" which is beyond the reasonable control of LICENSOR, LICENSEE or any sublicensee or franchisee of LICENSEE (and for this purpose, without prejudice to the generality of the foregoing, any strike, lock-out or other form of industrial action, whether or not involving such party's own work force, shall be taken to be outside that reasonable control) and prevents total or partial carrying out of any of its obligations hereunder. If either party is affected by Force Majeure, it shall promptly notify the other party and furnish evidence of the occurrence and duration of the same. Any contractual obligation of any party, the performance of which is prevented in whole or in part by Force Majeure, shall be suspended during the period in which the Force Majeure continues, and any period for performance of that obligation shall be extended accordingly.

          (m) LICENSEE agrees during the term hereof to maintain in effect in connection with its business comprehensive general liability insurance of not less than Two Million U.S. Dollars ($2,000,000.00) per accident or occurrence from bodily injury and One Hundred Thousand U.S. Dollars ($100,000.00) per accident or occurrence for property damage, which insurance shall specifically cover the liability assumed by LICENSEE under Section 16(n). Such insurance policy shall name LICENSOR as an additional insured as its interest may appear and shall provide that it cannot be canceled without at least ten (10) days prior written notice to the LICENSOR. Within thirty (30) days of the date of the Agreement, LICENSEE will deliver to LICENSOR certificates of insurance showing that all required insurance is in effect.

          (n) As between LICENSOR and LICENSEE, LICENSEE shall be solely responsible for all losses, damages and contractual liabilities to third persons arising out of or in connection with the activities of LICENSEE and of licensees and franchisees of LICENSEE pursuant to this Agreement, and for all claims or demands for damages to property, or for injury, illness or death of persons directly or indirectly resulting therefrom; and LICENSEE shall defend, indemnify and hold harmless LICENSOR and its members, agents, attorneys and affiliates from all such claims, demands, losses, obligations, costs, attorney's fees, expenses, liabilities, debts or damages directly or indirectly resulting therefrom, unless resulting from the gross negligence or willful misconduct of LICENSOR. If such claims are asserted against LICENSOR or its affiliates, LICENSOR shall notify LICENSEE, and LICENSEE may assume the defense of such claims and LICENSOR shall reasonably cooperate with LICENSEE with respect thereto. If LICENSEE fails to assume the defense, then LICENSOR may defend in such manner as it deems appropriate. In the event LICENSEE fails to provide such defense and LICENSOR undertakes such defense, then LICENSEE shall reimburse LICENSOR for all costs, including attorney's fees, incurred by LICENSOR or its affiliates in effecting such defense, in addition to any sum which LICENSOR or its affiliates may incur by reason of any settlement or judgment. LICENSOR's right to indemnification hereunder shall exist notwithstanding that joint or concurrent liability may be imposed on LICENSOR by law.

          (o) LICENSEE shall defend, indemnify and hold harmless LICENSOR and its agents, affiliates, members, and attorneys harmless from and against all claims, demands, losses, obligations, costs, attorney's fees, expenses, liabilities, debts or damages directly or indirectly arising out of or with respect to any claim by Chi-Chi's, Inc. against LICENSOR relating to the subject matter of this Agreement or the relationship established between LICENSOR and LICENSEE established by this Agreement.

          (p) In the event of a breach or threatened breach by either party of any of the provisions of this Agreement, the other party shall be entitled to obtain a temporary restraining order and temporary and permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach, and to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice.

          (q) Each of the parties acknowledges that the other party has spent and will continue to spend a great deal of time, money and effort to recruit, hire and train qualified personnel. Accordingly, during the term of this Agreement and for a period of one year thereafter, without the prior written consent of the other party, neither LICENSOR nor LICENSEE shall, directly or indirectly, alone or with others, solicit, attempt to solicit or otherwise induce or attempt to induce to leave the employ (or other service relationship) of such other party, or employ or obtain the services of in any capacity, any of the employees or independent contractors providing services to such party (collectively, "Personnel"), or any such Personnel for a period of one year after they cease to be an employee or provide services as an independent contractor to such other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Master International License Agreement on the day, month and year first above written.

                                   TUMBLEWEED, LLC


                                   By: /s/ John A. Butorac, Jr.
                                      ----------------------------------------
                                       John A. Butorac, Jr., as Manager

                                   and By: /s/ James M. Mulrooney
                                          ------------------------------------
                                           James M. Mulrooney, as Manager

                                             ("LICENSOR")


                                   TUMBLEWEED INTERNATIONAL
                                   LLC


                                   By: /s/ [illegible]
                                      ----------------------------------------


                                   Title:  President

                                             ("LICENSEE")